Intrepid Announces Third Quarter 2023 Results

Denver, CO, November 8, 2023 - Intrepid Potash, Inc. ("Intrepid", the "Company", "we", "us", "our") (NYSE:IPI) today reported its results for the third quarter of 2023.

Key Highlights for Third Quarter 2023

Financial & Operational
•Total sales of $54.5 million, which compares to $74.8 million in the third quarter of 2022, as potash and Trio® average net realized sales prices(1) decreased to $433 and $298 per ton, respectively.
•Net loss of $7.2 million (or $0.56 per diluted share), which compares to net income of $13.1 million (or $0.97 per diluted share) in the third quarter of 2022.
•Gross margin of $0.5 million, which compares to $26.8 million in the third quarter of 2022.
•Cash flow used in operations of $0.3 million, which compares to $14.1 million of cash flow used in operations in the third quarter of 2022.
•Adjusted EBITDA(1) of $2.2 million, which compares to $27.0 million in the third quarter of 2022.
•Potash and Trio® sales volumes of 46 thousand and 52 thousand tons, respectively, which compares to prior year figures of 46 thousand and 39 thousand tons, respectively.

Capital Expenditures
•Incurred capital expenditures of $16.6 million in the third quarter of 2023. We expect full-year 2023 capital expenditures to be between $65 to $75 million.
•Our capital expenditures continue to be primarily focused on our potash assets to help us meet our goals of maximizing brine availability and underground brine residence time, which will help drive higher and more consistent potash production and improve our unit economics.

Project Updates
•HB Solar Solution Mine in Carlsbad, New Mexico:
◦Eddy Shaft Brine Extraction Project: We successfully commissioned the Eddy Shaft Brine Extraction Project in October. This project targets a significant, high-grade brine pool in the Eddy Cavern that is estimated to contain approximately 270 million gallons of brine at an expected grade of over 9% potassium chloride. Access to this brine pool immediately increases the brine available to our pond system and we expect to see incremental production contributions starting in the second half of 2024.

◦Replacement Extraction Well ("IP30B"): We continue to work through the permitting and contracting processes for IP30B and expect construction to begin in early-2024 with commissioning now expected in the first half of 2024 due to delays in permitting. This new extraction well is designed to have a long-term operational life and will initially target approximately 330 million gallons of high-grade brine from the Eddy Cavern at HB, with this additional brine being at lower depths than the Eddy Shaft project can access.
◦Phase Two of HB Injection Pipeline Project: Phase Two is the installation of an in-line pigging system to clean the pipeline and remove scaling to help ensure more consistent flow rates. We continue to work through the permitting requirements and anticipate construction beginning in the first quarter of 2024, with commissioning expected in the first half of 2024, assuming we have no further delays in permitting. Upon Phase 2 commissioning, we expect our brine injection rates to be the highest in company history, which is key for maximizing brine availability and residence time.

•Solar Solution Mine in Moab, Utah
◦Summer 2023 Drilling Projects: The Well 45 (Cavern 4), Well 46, and Twofer drilling projects were all successfully commissioned in July 2023 and will help us meet our key goals of maximizing brine availability and residence time. These projects provided incremental production benefits in 2023 with more substantial production contributions expected starting in 2024.

•Brine Recovery Mine in Wendover, Utah
◦Primary Pond 7: We started construction on a new primary pond at Wendover to increase the brine evaporative area, which will result in two primary ponds when complete. Similar to our caverns at Moab and HB, the primary ponds at Wendover serve as the brine storage area, and adding another primary pond will help us meet our goals of maximizing brine availability, increasing our brine grade, and improving our production. Construction has started and we expect this project to be commissioned in the third quarter of 2024.

•East Facility in Carlsbad, New Mexico
◦Both of the new continuous miners have been placed into service with the second miner operating for the full month of September. We expect to see an improvement in operating efficiencies and production during the fourth quarter of 2023 with both of the new miners in service for the full quarter.

Liquidity
•As of October 31, 2023, Intrepid had approximately $7 million in cash and cash equivalents and $146 million available under its revolving credit facility, for total liquidity of approximately $153 million.
•Intrepid maintains an investment account of short-and-long-term fixed income securities that had a balance of approximately $4.4 million as of October 31, 2023.

Consolidated Results, Management Commentary, & Outlook
In the third quarter of 2023, Intrepid generated sales of $54.5 million, a 27% decrease from third quarter 2022 sales of $74.8 million. Consolidated gross margin totaled $0.5 million, while the net loss totaled $7.2 million, or a loss of $0.56 per diluted share, which compares to third quarter 2022 net income of $13.1 million, or $0.97 per diluted share. The Company delivered adjusted EBITDA of $2.2 million, down from $27.0 million in the same prior year period, with the lower profitability primarily being driven by lower pricing for our key products and an increase in our cost of goods sold. Our third quarter 2023 net realized sales prices for potash and Trio® averaged $433 and $298 per ton, respectively, which compares to $734 and $488 per ton, respectively, in the third quarter of 2022.

Bob Jornayvaz, Intrepid's Executive Chairman and CEO commented: "Our third quarter results were highlighted by strong sales of potash and Trio® and our volumes for the first nine months of the year remain well ahead of last year's pace. Farmer economics continue to be supported by elevated futures prices compared to historical levels, while attractive fertilizer pricing in the eyes of growers remains a key driver of demand. Since early-August, we have seen modest improvements in market pricing for potash and all signs point to a robust fall application season. Moreover, our logistics and transportation advantages, as well as diversified sales into other markets like feed, continue to help drive our netbacks to levels above industry benchmark pricing.

While our financial results have experienced headwinds as we work through higher carrying costs for our potash and Trio®, we remain focused on improving our potash unit economics by means of higher production. On this point, we've demonstrated very strong project execution throughout the year and recently commissioned our latest undertaking at HB, the Eddy Shaft Brine Extraction project. This project serves as an important bridge to higher potash production in the near-term as we are already extracting high-grade brine that will start to meaningfully contribute to product tons starting in the second half of next year.

We want to be clear that the capital spending for our potash projects at HB, Moab, and Wendover is designed to have a long-term, sustained impact on returning our potash production to historical highs, but we do have the added benefit of also being able to target near-term tons as we go through the normal brine injection, extraction, and production cycle."

Segment Highlights

Potash

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands, except per ton data)
Sales	$27,602	$42,354	$127,363	$147,622
Gross margin	$3,411	$19,872	$30,716	$73,862

Potash sales volumes (in tons)	46	46	213	172
Potash production volumes (in tons)	43	36	145	164

Average potash net realized sales price per ton(1)	$433	$734	$474	$718

Potash segment sales in the third quarter of 2023 decreased 35% to $27.6 million when compared to the same period in 2022. The lower revenue was driven by a 41% decrease in our average net realized sales price per ton to $433, which compares to $734 per ton in the same prior year period. For the first nine months ended September 30, 2023, our potash segment sales decreased 14% to $127.4 million, with our higher sales volumes of 213 thousand tons partially offsetting a 34% decrease in our average net realized price to $474 per ton.

For the third quarter of 2023, segment gross margin totaled $3.4 million, which compares to $19.9 million in the third quarter of 2022, and for the first nine months ended September 30, 2023, segment gross margin totaled $30.7 million, which compares to $73.9 million in the prior year period. The lower gross margin figures were primarily driven by an increase in segment cost of goods sold - which was due to higher sales volumes and an increase in our weighted average carrying cost per ton - as well as lower potash pricing in the first nine months of 2023 compared to the first nine months of 2022.

Potash production totaled 43 thousand tons in the third quarter of 2023, which compares to 36 thousand tons produced in the same prior year period, while potash production for the first nine months ended September 30, 2023 totaled 145 thousand tons, a decrease from 164 thousand tons in the same prior year period.

Trio®

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands, except per ton data)
Sales	$22,030	$24,043	$81,052	$100,561
Gross (deficit) margin	$(4,290)	$6,503	$(1,617)	$35,694

Trio® sales volume (in tons)	52	39	179	169
Trio® production volume (in tons)	52	52	159	175

Average Trio® net realized sales price per ton(1)	$298	$488	$329	$482

Trio® segment sales of $22.0 million for the third quarter of 2023 were 8% lower compared to the same prior year period driven by a lower average net realized sales price per ton of $298, a decrease of 39% compared to the third quarter of 2022. This decrease was partially offset by Trio® sales volumes increasing by 33% to 52 thousand tons. For the first nine months ended September 30, 2023, our Trio® segment sales decreased 19% to $81.1 million, which was driven by a 32% decrease in our average net realized price to $329 per ton.

For the third quarter of 2023, segment gross deficit totaled $4.3 million, which compares to gross margin of $6.5 million in the third quarter of 2022, and for the first nine months ended September 30, 2023, segment gross deficit totaled $1.6 million, which compares to gross margin of $35.7 million in the same prior year period. The lower gross margin figures were primarily driven by an increase in segment cost of goods sold and lower pricing. Moreover, we recorded a lower of cost or net realizable value inventory adjustment of $2.3 million in the third quarter of 2023.

Trio® production totaled 52 thousand tons in the third quarter of 2023, which was flat compared to the prior year, while Trio® production for the first nine months ended September 30, 2023 totaled 159 thousand tons, a decrease from 175 thousand tons in the same prior year period. During the third quarter of 2023, we experienced unplanned downtime during underground mining and at the production mill, with these issues resulting in an estimated production loss of approximately nine thousand tons. During the first quarter of 2023, our East Facility experienced net unplanned downtime of approximately eight days which also contributed to the lower production during the first nine months of 2023.

Oilfield Solutions

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Sales	$4,904	$8,423	$14,265	$22,936
Gross margin	$1,370	$395	$3,126	$6,201

Compared to the same period in 2022, our oilfield solutions segment sales decreased $3.5 million in the third quarter of 2023, due to a $4.2 million decrease in water sales, partially offset by a $0.7 million increase in surface use, rights-of-way, and easement revenues. While oil and gas activities near our Intrepid South property remained strong during the third quarter of 2023, our water sales decreased as we purchased less third-party water for resale in the third quarter of 2023 when compared to the third quarter of 2022.
    Our cost of goods sold decreased $4.5 million, or 56%, for the third quarter of 2023, compared to the same period in 2022, mainly due to decreased water transportation costs and less third-party water purchased for resale. Our gross margin for the third quarter of 2023 increased $1.0 million compared to the third quarter of 2022.
For the first nine months of 2023, our oilfield solutions segment sales decreased $8.7 million in the first nine months of 2023, compared to the same period in 2022, due to a $7.9 million decrease in water sales, and a $1.3 million decrease in surface use, rights-of-way and easement revenues, partially offset by a $0.7 million increase in brine water sales.

Liquidity
During the third quarter of 2023, cash flow used in operations was $0.3 million, while cash used in investing activities was $15.9 million. As of October 31, 2023, we had approximately $7 million in cash and cash equivalents, $4 million in outstanding borrowings, and $146 million available to borrow under our revolving credit facility, for total liquidity of approximately $153 million.

Notes
1 Adjusted net (loss) income, adjusted net (loss) income per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information
Intrepid will host a conference call on Thursday, November 9, 2023, at 12:00 p.m. Eastern Time to discuss the results and other operating and financial matters and answer investor questions.

Management invites you to listen to the conference call by using the U.S. toll-free dial-in number +1 (833) 470-1428 or International dial-in number +1 (646) 904-5544; please use participant access code 550193. The call will also be streamed on the Intrepid website, intrepidpotash.com. A recording of the conference call will be available approximately two hours after the completion of the call by dialing +1 (866) 813-9403 for U.S. toll-free, +1 (929) 458-6194 for International, or at intrepidpotash.com. The replay of the call will require the input of the replay access code 158078. The recording will be available through November 16, 2023.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, cash flow from operations expectations, water sales, production costs, acquisition expectations and operating plans, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of our products and services;
•challenges and legal proceedings related to our water rights;
•our ability to successfully identify and implement any opportunities to grow our business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and our ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•our ability to prevail in outstanding legal proceedings against us;
•our ability to comply with the terms of our revolving credit facility, including the underlying covenants;

•further write-downs of the carrying value of assets, including inventories;
•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•our inability to fund necessary capital investments;
•global inflationary pressures and supply chain challenges;
•the impact of global health issues, such as the COVID-19 pandemic, and other global disruptions on our business, operations, liquidity, financial condition and results of operations; and
•the other risks, uncertainties, and assumptions described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2022.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make. All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no obligation to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Sales	$54,465	$74,752	$222,420	$270,891
Less:
Freight costs	7,909	7,793	30,015	27,257
Warehousing and handling costs	2,731	2,541	8,265	7,221
Cost of goods sold	39,921	37,648	148,502	120,656
Lower of cost or net realizable value inventory adjustments	3,413	—	3,413	—
Gross Margin	491	26,770	32,225	115,757

Selling and administrative	7,685	8,551	24,491	22,558
Accretion of asset retirement obligation	535	491	1,605	1,471
Impairment of long-lived assets	521	—	521	—
Loss on sale of assets	59	10	252	1,176
Other operating expense	857	264	1,880	1,239
Operating (Loss) Income	(9,166)	17,454	3,476	89,313

Other Income (Expense)
Equity in earnings of unconsolidated entities	(54)	766	(292)	766
Interest expense, net	—	(28)	—	(85)
Interest income	88	77	249	94
Other income (expense)	19	(258)	75	281
(Loss) Income Before Income Taxes	(9,113)	18,011	3,508	90,369

Income Tax Benefit (Expense)	1,917	(4,903)	(1,893)	(22,131)
Net (Loss) Income	$(7,196)	$13,108	$1,615	$68,238

Weighted Average Shares Outstanding:
Basic	12,789	13,256	12,750	13,221
Diluted	12,789	13,489	12,876	13,567
(Loss) Earnings Per Share:
Basic	$(0.56)	$0.99	$0.13	$5.16
Diluted	$(0.56)	$0.97	$0.13	$5.03

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF SEPTEMBER 30, 2023 AND DECEMBER 31, 2022
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$2,791	$18,514
Short-term investments	3,463	5,959
Accounts receivable:
Trade, net	24,091	26,737
Other receivables, net	2,357	790
Inventory, net	108,360	114,816
Prepaid expenses and other current assets	5,546	4,863
Total current assets	146,608	171,679

Property, plant, equipment, and mineral properties, net	402,862	375,630
Water rights	19,184	19,184
Long-term parts inventory, net	25,347	24,823
Long-term investments	7,930	9,841
Other assets, net	6,864	7,294
Non-current deferred tax asset, net	183,996	185,752
Total Assets	$792,791	$794,203

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$8,756	$18,645
Accrued liabilities	14,523	16,212
Accrued employee compensation and benefits	8,047	6,975
Other current liabilities	6,871	7,044
Total current liabilities	38,197	48,876

Advances on credit facility	2,000	—
Asset retirement obligation, net of current portion	28,169	26,564
Operating lease liabilities	1,119	2,206
Finance lease liabilities	1,658	—
Other non-current liabilities	1,221	1,479
Total Liabilities	72,364	79,125

Commitments and Contingencies
Common stock, $0.001 par value; 40,000,000 shares authorized;
12,789,326 and 12,687,822 shares outstanding
at September 30, 2023, and December 31, 2022, respectively	13	13
Additional paid-in capital	664,348	660,614
Retained earnings	78,078	76,463
Less treasury stock, at cost	(22,012)	(22,012)
Total Stockholders' Equity	720,427	715,078
Total Liabilities and Stockholders' Equity	$792,791	$794,203

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(7,196)	$13,108	$1,615	$68,238
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	10,122	8,362	28,305	25,285
Accretion of asset retirement obligation	535	491	1,605	1,471
Amortization of deferred financing costs	75	67	226	187
Amortization of intangible assets	80	80	241	241
Stock-based compensation	1,522	1,407	5,071	3,965
Lower of cost or net realizable value inventory adjustments	3,413	—	3,413	—
Impairment of long-lived assets	521	—	521	—
Loss on disposal of assets	59	10	252	1,176
Allowance for doubtful accounts	110	—	110	—
Allowance for parts inventory obsolescence	140	150	140	1,750
Equity in earnings of unconsolidated entities	54	(766)	292	(766)
Distribution of earnings from unconsolidated entities	—	—	452	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(381)	(5,590)	2,536	(2,820)
Other receivables, net	(700)	(465)	(1,659)	(1,111)
Inventory, net	(8,384)	(13,195)	2,379	(15,954)
Prepaid expenses and other current assets	(1,804)	(2,177)	(898)	(1,504)
Deferred tax assets, net	(1,920)	4,607	1,756	21,548
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	2,916	12,411	(5,216)	999
Operating lease liabilities	(409)	(386)	(1,218)	(1,619)
Other liabilities	924	(32,231)	(1,298)	(31,974)
Net cash (used in) provided by operating activities	(323)	(14,117)	38,625	69,112

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(16,550)	(14,326)	(58,484)	(37,100)
Purchase of investments	—	(1,965)	(1,415)	(12,864)
Proceeds from sale of assets	36	—	125	46
Proceeds from redemptions/maturities of investments	500	1,504	4,500	1,504
Other investing, net	160	—	668	—
Net cash used in investing activities	(15,854)	(14,787)	(54,606)	(48,414)

Cash Flows from Financing Activities:
Payments of financing lease	(189)	—	(399)	—
Proceeds from short-term borrowings on credit facility	2,000	—	7,000	—
Repayments of short-term borrowings on credit facility	—	—	(5,000)	—
Capitalized debt fees	—	(933)	—	(933)
Employee tax withholding paid for restricted stock upon vesting	—	—	(1,337)	(4,362)
Repurchases of common stock	—	(2,881)	—	(2,881)
Proceeds from exercise of stock options	—	—	—	110
Net cash provided by (used in) financing activities	1,811	(3,814)	264	(8,066)

Net Change in Cash, Cash Equivalents and Restricted Cash	(14,366)	(32,718)	(15,717)	12,632
Cash, Cash Equivalents and Restricted Cash, beginning of period	17,733	82,496	19,084	37,146
Cash, Cash Equivalents and Restricted Cash, end of period	$3,367	$49,778	$3,367	$49,778

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
(In thousands)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net (loss) income, adjusted net (loss) income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
(In thousands)

Adjusted Net (Loss) Income and Adjusted Net (Loss) Income Per Diluted Share

Adjusted net (loss) income and adjusted net (loss) income per diluted share are calculated as net (loss) income or net (loss) income per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Net (Loss) Income	$(7,196)	$13,108	$1,615	$68,238
Adjustments
Impairment of long-lived assets	521	—	521	—
Loss on sale of assets	59	10	252	1,176
Calculated income tax effect(1)	(151)	(3)	(201)	(306)
Total adjustments	429	7	572	870
Adjusted Net (Loss) Income	$(6,767)	$13,115	$2,187	$69,108

Reconciliation of Net (Loss) Income per Share to Adjusted Net (Loss) Income per Share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net (Loss) Income Per Diluted Share	$(0.56)	$0.97	$0.13	$5.03
Adjustments
Impairment of long-lived assets	0.04	—	0.04	—
Loss on sale of assets	—	—	0.02	0.09
Calculated income tax effect(1)	(0.01)	—	(0.02)	(0.02)
Total adjustments	0.03	—	0.04	0.07
Adjusted Net (Loss) Income Per Diluted Share	$(0.53)	$0.97	$0.17	$5.10

(1) Assumes an annual effective tax rate of 26% for 2023 and 2022.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
(In thousands)

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net (loss) income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net (Loss) Income to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Net (Loss) Income	$(7,196)	$13,108	$1,615	$68,238
Impairment of long-lived assets	521	—	521	—
Loss on sale of assets	59	10	252	1,176
Interest expense	—	28	—	85
Income tax (benefit) expense	(1,917)	4,903	1,893	22,131
Depreciation, depletion, and amortization	10,122	8,362	28,305	25,285
Amortization of intangible assets	80	80	241	241
Accretion of asset retirement obligation	535	491	1,605	1,471
Total adjustments	9,400	13,874	32,817	50,389
Adjusted EBITDA	$2,204	$26,982	$34,432	$118,627

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
(In thousands)

Average Potash and Trio® Net Realized Sales Price per Ton

Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended September 30,
	2023		2022
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$27,602	$22,030	$42,354	$24,043
Less: Segment byproduct sales	5,622	1,425	6,177	885
Freight costs	2,057	5,086	2,430	4,135
Subtotal	$19,923	$15,519	$33,747	$19,023

Divided by:
Tons sold	46	52	46	39
Average net realized sales price per ton	$433	$298	$734	$488

	Nine Months Ended September 30,
	2023		2022
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$127,363	$81,052	$147,622	$100,561
Less: Segment byproduct sales	17,122	4,165	15,938	3,100
Freight costs	9,321	18,038	8,117	16,054
Subtotal	$100,920	$58,849	$123,567	$81,407

Divided by:
Tons sold	213	179	172	169
Average net realized sales price per ton	$474	$329	$718	$482

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
(In thousands)

	Three Months Ended September 30, 2023
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$21,980	$—	$—	$(71)	$21,909
Trio®	—	20,605	—	—	20,605
Water	48	1,368	1,133	—	2,549
Salt	2,676	57	—	—	2,733
Magnesium Chloride	2,035	—	—	—	2,035
Brine Water	863	—	1,030	—	1,893
Other	—	—	2,741	—	2,741
Total Revenue	$27,602	$22,030	$4,904	$(71)	$54,465

	Nine Months Ended September 30, 2023
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$110,241	$—	$—	$(260)	$109,981
Trio®	—	76,887	—	—	76,887
Water	228	3,890	5,320	—	9,438
Salt	8,997	275	—	—	9,272
Magnesium Chloride	4,839	—	—	—	4,839
Brine Water	3,058	—	2,853	—	5,911
Other	—	—	6,092	—	6,092
Total Revenue	$127,363	$81,052	$14,265	$(260)	$222,420

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
(In thousands)

	Three Months Ended September 30, 2022
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$36,177	$—	$—	$(68)	$36,109
Trio®	—	23,158	—	—	23,158
Water	427	796	5,380	—	6,603
Salt	2,845	89	—	—	2,934
Magnesium Chloride	2,008	—	—	—	2,008
Brine Water	897	—	792	—	1,689
Other	—	—	2,251	—	2,251
Total Revenue	$42,354	$24,043	$8,423	$(68)	$74,752

	Nine Months Ended September 30, 2022
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$131,684	$—	$—	$(228)	$131,456
Trio®	—	97,461	—	—	97,461
Water	1,564	2,722	13,260	—	17,546
Salt	8,137	378	—	—	8,515
Magnesium Chloride	4,022	—	—	—	4,022
Brine Water	2,215	—	2,179	—	4,394
Other	—	—	7,497	—	7,497
Total Revenue	$147,622	$100,561	$22,936	$(228)	$270,891

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
(In thousands)

Three Months Ended September 30, 2023	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$27,602	$22,030	$4,904	$(71)	$54,465
Less: Freight costs	2,894	5,086	—	(71)	7,909
Warehousing and handling costs	1,541	1,190	—	—	2,731
Cost of goods sold	18,673	17,714	3,534	—	39,921
Lower of cost or net realizable value inventory adjustments	1,083	2,330	—	—	3,413
Gross Margin (Deficit)	$3,411	$(4,290)	$1,370	$—	$491
Depreciation, depletion, and amortization incurred[1]	$7,272	$1,754	$950	$226	$10,202

Nine Months Ended September 30, 2023	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$127,363	$81,052	$14,265	$(260)	$222,420
Less: Freight costs	12,237	18,038	—	(260)	30,015
Warehousing and handling costs	4,630	3,635	—	—	8,265
Cost of goods sold	78,697	58,666	11,139	—	148,502
Lower of cost or net realizable value inventory adjustments	1,083	2,330	—	—	3,413
Gross Margin (Deficit)	$30,716	$(1,617)	$3,126	$—	$32,225
Depreciation, depletion, and amortization incurred[1]	$20,753	$4,365	$2,772	$656	$28,546

Three Months Ended September 30, 2022	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$42,354	$24,043	$8,423	$(68)	$74,752
Less: Freight costs	3,726	4,135	—	(68)	7,793
Warehousing and handling costs	1,414	1,127	—	—	2,541
Cost of goods sold	17,342	12,278	8,028	—	37,648
Gross Margin	$19,872	$6,503	$395	$—	$26,770
Depreciation, depletion, and amortization incurred[1]	$6,318	$1,072	$867	$185	$8,442

Nine Months Ended September 30, 2022	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$147,622	$100,561	$22,936	$(228)	$270,891
Less: Freight costs	11,430	16,055	—	(228)	27,257
Warehousing and handling costs	3,947	3,274	—	—	7,221
Cost of goods sold	58,383	45,538	16,735	—	120,656
Gross Margin	$73,862	$35,694	$6,201	$—	$115,757
Depreciation, depletion and amortization incurred[1]	$19,350	$3,122	$2,458	$596	$25,526
(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.